December 21, 2007

VIA EDGAR                      Phoenix Equity Planning Corporation
                               56 Prospect Street
                               Hartford, CT 06103

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE:  Phoenix Life Insurance Company
     Phoenix Life Variable Universal Life Account - Phoenix Benefit Choice
     VUL(SM)
     Pre-effective Amendment No. 1 to the Initial Registration Statement on Form N-6
     File Nos. 333-146301 and 811-04721

Members of the Commission:

     Pursuant to Rule 461 under the Securities Act of 1933, Phoenix Equity Planning Corporation, as principal underwriter for the policies described in the above Registration Statement, hereby respectfully request the acceleration of the effective date of this Registration Statement to December 21, 2007, or as soon thereafter as possible.

You may direct any questions regarding this filing to me at (860) 403-6625.

Sincerely,

/s/ Kathleen A. McGah
---------------------
Kathleeen A. McGah
Assistant Secretary